EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Domino’s Pizza Announces Two-Year Transition Plan for CFO Retirement

ANN ARBOR, MICH., December 14, 2004: Domino’s Pizza, Inc., (NYSE: DPZ), the recognized world leader in pizza delivery, today announced that Harry J. Silverman, Chief Financial Officer, will transition out of the company over the next two years. Silverman will assist Chairman and CEO, David A. Brandon, in conducting an internal assessment and external search for his replacement. Silverman, 46, has been with Domino’s for 19 years, and has chosen to move on to the next phase of his career, as well as spend more time with his family.

Silverman said, “I have been so fortunate in my life and in my career, and Domino’s Pizza has been a key part of both. I could not have accomplished the things that I did without a great team to back me up, and great franchisees to get it done in the marketplace. I believe in Domino’s Pizza, and will continue to be a significant shareholder. This is a great company in great financial health, and I plan to do my utmost to ensure that this transition is not only seamless – but that we create an even stronger Domino’s as a result.”

Silverman will stay on in the position of Executive Vice President and Chief Financial Officer for one year during the appointment and orientation of his successor. Following that time, Silverman will serve for one year as a special consultant and project manager, reporting to the CEO.

David A. Brandon, Chairman and CEO, commented on Silverman’s transition: “I have had the privilege of working with Harry for nearly six years, and have witnessed his steadfast commitment to Domino’s Pizza. Our franchisees and team members are sorry to see him begin his transition out of the role of CFO. We know, however, that his contributions will continue in many other ways – not the least of which will be to ensure a smooth transition for his successor. We all wish Harry and his family the very best. But, we’re not ready to say goodbye. Harry and I will continue to work closely together to move this company forward and to build shareholder value.”

Silverman joined the company in 1985 as a regional controller based in Chicago, Illinois. He has held the position of Chief Financial Officer since 1993, and recently played an important role in the execution of both the 2003 recapitalization and the 2004 IPO of Domino’s Pizza, the largest IPO in restaurant history. A CPA, Silverman earned his Bachelor’s degree from the University of Illinois in 1980. He serves as a member of the Board of Directors of Domino’s Pizza and Able Laboratories, Inc. Silverman resides in Ann Arbor, Michigan, with his wife and three sons.

About Domino’s Pizza:

Founded in 1960, Domino’s Pizza is the recognized world leader in pizza delivery. Domino’s is listed on the NYSE under the symbol “DPZ.” Through its primarily franchised system, Domino’s operates a network of 7,603 franchised and Company-owned stores in the United States and more than 50 countries. Domino’s Pizza, named a Megabrand by Advertising Age magazine, had Company-owned store and franchise retail sales of nearly $4.2 billion in 2003. Domino’s Pizza was named “2003 Chain of the Year” by Pizza Today magazine, the leading publication of the pizza industry. In 2003, Domino’s became the “Official Pizza of NASCAR.” More information on the Company, in English and Spanish, can be found on the web at www.dominos.com.

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Page Two: Domino’s CFO Transition

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relating to our anticipated profitability and operating performance reflect management’s expectations based upon currently available information and data. However, actual results are subject to future risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Information about factors that could affect Domino’s financial and other results is included in the Company’s filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact:	Lynn Liddle, Executive Vice President, Communications and Investor Relations
(734) 930-3008, liddlel@dominos.com